Exhibit 10.23

CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

This Confidentiality and Non-Solicitation Agreement (the "Agreement") is made between Hallmark Financial Services, Inc. (“Hallmark”), and ______ (the "Employee") (collectively, the "Parties"). This Agreement is ancillary to and in consideration of the grant of Restricted Stock Units evidenced by the Restricted Stock Unit Award Agreement dated May 29, 2015 (“RSU Agreement”).

In consideration of (i) Employee's employment by Hallmark Financial Services, Inc., or by one of its affiliates (collectively "Hallmark") in a capacity of high trust and confidence in which Employee may develop or receive highly sensitive, restricted and proprietary information involving Confidential Information (as defined below), and in which Employee may seek out and develop customer Goodwill (as defined below) using the resources provided by Hallmark as well as Hallmark 's reputation, and (ii) the restricted stock units awarded under the RSU Agreement as permitted under the Hallmark Financial Services, Inc. 2015 Long Term Incentive Plan, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees as follows:

1.          Employment At Will. The Employee agrees that he/she is an "at will" employee of Hallmark and that he/she may terminate his/her employment at any time. The Employee further agrees that Hallmark may similarly terminate the Employee's employment at any time. This agreement does not create a contract for employment for any specified duration, either expressly or by implication.

2.          Non-disclosure of Confidential Information. Employee acknowledges that, in order for him/her to perform his/her duties properly, Employee will have access to and Hallmark must necessarily entrust him/her with certain proprietary and confidential business information (the "Confidential Information"). The Employee agrees that, during the term of his/her employment with Hallmark and at all times thereafter, regardless of the reason for termination of employment, he/she will not disclose any Hallmark Confidential Information or use it in any way, except with the prior written authorization by or on behalf of Hallmark, whether or not such Confidential Information is produced by the Employee's own efforts.

(a) For purposes of this Agreement, "Confidential Information" means all original and copies of all material, data, documents, and information in any format (including without limitation all hardcopy, softcopy, electronic, web, and computer-based information, documents, data files, records, videos, pictures, and recordings) which constitutes confidential and/or trade secret information as further defined in this Agreement and/or Texas law. Examples of Confidential Information include, but are not limited to Hallmark’s:

•	proprietary information, including without limitation all business methods, databases, software, including the source code, object code and operational and functional features and limitations of the software, and other computer technology;
•	business development plans and activities,
•	information concerning pending and prospective mergers, acquisitions, or other types of transactions;

•	the prices, terms and conditions of contracts or agreements with its current and prospective customers, distributors, vendors, suppliers, or any other type of business relationship;
•	cost and pricing of policies and data, including without limitation the costs of Hallmark 's business and all results of its business operations;
•	business and marketing plans, manuals and strategies;
•	financial information , including but not limited to results from operations, results relating to various programs, profit/loss and revenue figures, transaction data and account information;
•	facility and data security-related information, including without limitation door access codes, computer access codes, security system PINs, computer system user identification information , passwords and remote access codes;
•	personnel information, including but not limited to, performance reviews, compensation information, personal information , ranking, skills and competencies;
•	information acquired by or on behalf of Hallmark about Hallmark's current customers, distributor s, vendors, suppliers, and producers;
•	intellectual property; provided, however, that Confidential Information does not include material, data, documents, and/or other information that Hallmark has voluntarily placed in the public domain; that has been lawfully and independently developed and publicly disclosed to third parties; that constitutes general knowledge and skills gained by Employee during the period of his or her employment with Hallmark; or that otherwise enters the public domain through lawful means.

(b)  Employee further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by Hallmark, that the Confidential Information is critical to the survival and success of Hallmark, and that the unauthorized disclosure or use of the Confidential Information would cause Hallmark irreparable harm.

(c)   For the avoidance of doubt, no provision in this Agreement prohibits or restricts Employee, or Employee's attorney acting on behalf of Employee, from initiating communications directly with, responding to any inquiry from, or providing testimony before, the United States Securities and Exchange Commission, any other federal or state authority, or self-regulatory organization, if such communication is required by or protected under applicable law or regulation, including the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act.

  3.          Prohibited Post-employment Solicitation:

(a)     In order to protect Hallmark's Goodwill (as defined below), Confidential Information, and Hallmark's other legitimate business interests, Employee agrees that he/she shall not, without the prior approval of the Company, directly or indirectly, for a period of twelve (12) months from the termination of Employee's employment for any reason:

•	initiate, receive, or otherwise engage in contact, directly or indirectly, with any individual or entity that is a current insured of Hallmark (and where applicable, limited to a specific layer) that the Employee directly serviced or otherwise had contact with on behalf of Hallmark during the twelve (12) month period prior to the date of Employee’s termination.

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(b)     Employee agrees that he/she shall not, directly or indirectly, for a period of twenty-four (24) months from the termination of Employee's employment for any reason, in any manner or form entice, solicit or induce, or attempt to entice, solicit or induce, any employee, consultant, or independent contractor of Hallmark employed or engaged by Hallmark during the twenty- four (24) month period prior to the date of Employee’s termination, to terminate his/her/its relationship with Hallmark for any reason whatsoever, without the prior approval of the company. Employee agrees not to directly or indirectly on behalf of or for the benefit of a third party solicit for employment, offer employment to, engage the services of or knowingly interfere with the employment of any officers, directors, or employees of Hallmark or its subsidiaries or affiliates. However, nothing contained in this paragraph shall prohibit a terminated employee from utilizing services performed by a vendor or consultant merely because such vendor or consultant also provides services to Hallmark or its subsidiaries or affiliates or prohibit the hiring of any Hallmark employee who responds to a general advertisement/employment solicitation made by the terminated employee or his/her then current employer addressed to the public at large and not expressly or impliedly directed to employees of Hallmark, its subsidiaries or affiliates.

(c)     Prohibited solicitation under this Agreement includes but is not limited to:

•	solicitations via personal devices, such as cell phones and computers;
•	solicitations via any social media, including, but not limited to, Linkedln, Facebook, and Twitter.

(d)     The twelve (12) and twenty-four (24) month restrictive periods shall be tolled for the period of time that Employee had already been engaging in the prohibited conduct described herein after termination of employment. The Parties intend that Hallmark shall be entitled to a full restrictive period of post-employment conduct that does not breach this Agreement.

(e)     "Goodwill" means the result of Hallmark's efforts, the efforts of Hallmark and a supplier, customer, producer, or any other type of business relationship, and/or the Employee's efforts on behalf of Hallmark and/or a current or prospective customer, distributor, vendor, supplier, producer, or any other type of business relationship, to develop and enhance Hallmark's reputation in the industry, its business relationships, and other related business contacts. Because of the competitive nature of Hallmark's business and Hallmark's repeat transactions with many customers, distributors, vendors, suppliers, etc., the parties agree that Hallmark's Goodwill is critical to ensuring Hallmark's survival and success and such Goodwill constitutes a valuable asset belonging to Hallmark, regardless of whether such asset was produced by the Employee's own efforts or the efforts of other employees of Hallmark.

4.          Specific Performance. Employee acknowledges that a breach of this Agreement will cause irreparable injury to Hallmark, that Hallmark's remedies at law will be inadequate in case of any such breach or threatened breach, and that Hallmark will be entitled to preliminary injunctive relief and other injunctive relief in case of any such breach or threatened breach.

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5.          Waivers. The waiver by Hallmark or the Employee of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.

6.          Survival, Binding Effect. The provisions of this Agreement shall survive the termination of the Employee’s employment relationship with Hallmark and/or the assignment of this Agreement by Hallmark to any successor in interest or other assignee, provided however, that in the event that Employee’s employment is terminated by Hallmark without cause, Section 3. Prohibited Post-employment Solicitation, shall not survive.

7.          Without Cause Termination of Employment by Hallmark: In the event of Employee’s termination from employment by Hallmark without cause Employee will be offered a Severance Agreement and General Release containing terms and conditions under which Employee would be eligible to receive a severance package, with a minimum severance payment of six months of base salary.

8.          Assignability by Hallmark. This Agreement is assignable by Hallmark and inures to the benefit of Hallmark, its subsidiaries, affiliated corporations, successors and assignees. This Agreement, being personal, is not assignable by the Employee.

9.          Severability. The covenants of this Agreement are intended to be separable, and the expressions used there in are intended to refer to divisible entities. Accordingly, the invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or of such section. If, in any judicial proceeding, any provision of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

10.         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas governing a contract made and wholly performed within the State of Texas.

11.         Consent To Jurisdiction. The parties will consent to and will submit to the exclusive jurisdiction of the federal and state courts sitting in Fort Worth, Tarrant County, Texas for all purposes relating to the validity, interpretation or enforcement of this Agreement, including, without limitation, any application for injunctive relief.

12.         Covenant Not To Sue Outside Of Texas. Employee hereby agrees that he/she will neither commence or prosecute, nor assist in any way another person or entity to commence or prosecute, any legal action or other proceeding (including but not limited to a declaratory judgment action) against Hallmark concerning a dispute arising from or relating to this Agreement in any forum or jurisdiction other than the state and federal courts in the State of Texas. Employee further agrees that, in the event he/she disregards this clause, Hallmark shall be entitled to recover its reasonable attorneys' fees and other costs incurred in staying, transferring, dismissing or otherwise defending such out-of-state action or proceeding, regardless of whether such fees and costs are incurred in the forum where Employee commenced the action or in a Texas forum, and without regard to whether Hallmark prevails in its efforts to enforce this covenant.

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13.         Entire Agreement, Amendments. This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by all of the parties hereto.

14.         Return of Hallmark Property and Confidential Information Upon Termination of Employment. The Employee agrees, upon termination of his/her employment for any reason, to deliver the following to Hallmark promptly and without waiting for a request from Hallmark: all files, books, documents, computer disks or tapes, computers, phones, PDAs, keys, security passes, credit cards, and any other property prepared by or on behalf of Hallmark or otherwise provided or paid for by Hallmark; all Confidential Information in Employee's possession, and any copies thereof. The Employee further agrees to refrain from making, retaining or distributing copies of any such property or Confidential Information. To the extent that Employee has any data belonging to Hallmark on any storage media owned or otherwise used by Employee (for example, a personal computer's hard disk drive, portable data storage device, etc.), Employee agrees that immediately upon termination to provide Hallmark with a copy of the data and then permanently purge such computer (or other storage media) of the data. Employee agrees to provide written or other positive confirmation of the removal or return of such data from any personal storage media upon Hallmark’s written request for such confirmation.

15.         This Agreement may be executed in multiple counterparts, each of which shall be treated as an original.

The parties have duly executed this Confidentiality and Non-Solicitation Agreement effective as of the __________day of ________2015.

Employee:	Hallmark Financial Services, Inc.

By:	By:

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